Exhibit 4.12

[FACE OF NOTE]

THIS SECURITY IS A REGISTERED GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO THE NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

THE WESTERN UNION COMPANY

Floating Rate Note Due November 17, 2008	CUSIP:	[ ]

No. R-[ ]		$[ ]

The Western Union Company, a Delaware corporation (the “Company”, which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to Cede & Co., or its registered assigns, the principal sum of [            ] DOLLARS ($[            ]), or such other amount as indicated on the Schedule of Exchanges of Notes attached hereto, on November 17, 2008.

Issue Date: November 17, 2006.

Interest Payment Dates: February 17, May 17, August 17 and November 17, commencing February 17, 2007.

Regular Record Dates: February 2, May 2, August 2 and November 2

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which shall for all purposes have the same effect as if set forth at this place.

[Signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

Date:	THE WESTERN UNION COMPANY

By:
	Name:	Raj Agrawal
	Title:	Senior Vice President & Treasurer

(Trustee’s Certificate of Authentication)

This is one of the Securities authorized to be issued pursuant to the Indenture referred to in this Note.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[REVERSE SIDE OF NOTE]

THE WESTERN UNION COMPANY

Floating Rate Note Due November 17, 2008

1. Definitions.

Terms not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture dated as of November 17, 2006 between the Company and Wells Fargo Bank, National Association, as Trustee (as amended from time to time, the “Indenture”).

“Calculation Agent” means a financial institution appointed by the Company to calculate the interest rate payable on this Note in respect of each Interest Period, which Calculation Agent shall initially be the Trustee.

“Determination Date” with respect to an Interest Period will be the second London Banking Day preceding the first day of such Interest Period.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), and without duplication, any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing the payment or in effect guaranteeing the payment of any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; provided, however, that the term Guarantee Obligation shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business or (y) any bond or guarantee given by the Company or any Subsidiary on behalf of any Subsidiary solely for the performance of contractual obligations with customers or on behalf of customers in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary payment obligation in respect of which such

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Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the issue date and end on and include February 16, 2007.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

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“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Revolving Credit Facility” means the $1.5 billion credit agreement dated as of September 27, 2006, among the Company, the lenders party thereto and Citibank, N.A., as administrative agent, and any refinancings thereof, as such agreement may be amended, modified, supplemented, extended, renewed, refinanced or replaced or substituted from time to time.

2. Principal and Interest.

The Company promises to pay the principal of this Note on November 17, 2008.

The Company promises to pay interest on the principal amount of this Note on each interest payment date, as set forth on the face of this Note, at a rate per annum, reset quarterly, equal to LIBOR plus 0.15%, as determined by the Calculation Agent. The amount of interest for each day that this Note is outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Note then outstanding. The amount of interest to be paid on this Note for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period. All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g. 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards). The interest rate on this Note will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. The Calculation Agent will, upon the request of any Holder of this Note, provide the interest rate then in effect with respect to this Note. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company and the Holder of this Note.

Interest shall be payable quarterly (to the holders of record of this Note at the close of business on the February 2nd, May 2nd, August 2nd or November 2nd immediately preceding the interest payment date) on each interest payment date, commencing February 17, 2007.

Interest on this Note shall accrue from the most recent date to which interest has been paid on this Note or the Note surrendered in exchange for this Note (or, if there is no existing default in the payment of interest and if this Note

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is authenticated between a regular record date and the next interest payment date, from such interest payment date) or, if no interest has been paid, from the Issue Date. Interest shall be computed in the basis of a 360-day year of twelve 30-day months.

Interest not paid when due and any interest on principal, premium or interest not paid when due shall be paid to the Persons that are Holders on a special record date, which shall be the 15th day preceding the date fixed by the Company for the payment of such interest, whether or not such day is a Business Day. At least 15 days before a special record date, the Company shall send to each Holder and to the Trustee a notice that sets forth the special record date, the payment date and the amount of interest to be paid.

3. Indenture.

This is one of the Securities issued under the Indenture. Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated. The terms of this Note includes those stated in or otherwise provided in accordance with the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. This Note is subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of this Note shall control.

This Note is a general unsecured obligations of the Company. The Indenture does not limit the original aggregate principal amount of the Notes, or any additional Securities that may be issued pursuant to the Indenture, and the Notes and all such additional Securities vote together for all purposes as a single class. This Note is guaranteed, if at all, as set forth below.

4. Redemption and Repurchase; Discharge Prior to Redemption or Maturity.

On or after May 17, 2007, the Company may redeem the Notes at its option, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued interest thereon to the date of redemption.

There is no sinking fund or mandatory redemption applicable to this Note.

If the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on this Note to redemption or maturity, the Company may in certain circumstances be discharged from the Indenture and the Notes or may be discharged from certain of its obligations under certain provisions of the Indenture.

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5. Covenants.

In addition to the covenants set forth in Article 4 of the Indenture, this Note is subject to the following additional covenant:

a. Limitation on Indebtedness of Restricted Subsidiaries. The Company will not permit any Restricted Subsidiaries, directly or indirectly, to create, incur, assume or suffer to exist any Indebtedness (which for purposes hereof shall include, without duplication, Guarantee Obligations) unless immediately thereafter the aggregate amount of (x) all Indebtedness of Restricted Subsidiaries (excluding (A) any Guarantee Obligations in respect of Indebtedness under the Revolving Credit Facility, the Company’s 5.400% Notes due 2011, 5.930% Notes due 2016, 6.200% Notes due 2036 or the Notes and (B) Indebtedness owed to the Company or a Restricted Subsidiary, including any renewal or replacement of any of the obligations under clauses (A) or (B)), (y) the aggregate amount of indebtedness secured by Liens permitted under clause (11) of the definition of “Permitted Liens” contained in the Indenture and (z) the discounted present value of all net rentals payable under leases covered by Section 4.08(a) of the Indenture (and not expressly excluded therefrom) would not exceed the greater of $300 million or 15% of Consolidated Net Worth; provided, however, that, solely, for the purposes of this covenant, Indebtedness shall not include indebtedness incurred in connection with (a) overdraft or similar facilities related to settlement, clearing and related activities by a Restricted Subsidiary in the ordinary course of business consistent with past practice, (b) Purchased Receivables Financings, (c) to the extent the same constitutes Indebtedness, obligations in respect of net capital adjustments and/or earn-out arrangements pursuant to a purchase or acquisition otherwise permitted under the Indenture, (d) obligations under performance bonds, surety bonds and letter of credit obligations to provide security for worker’s compensation claims or other statutory obligations and obligations in respect of bank overdrafts not more than two days overdue, in each case, incurred in the ordinary course of business, (e) indebtedness owing to insurance companies to finance insurance premiums incurred in the ordinary course of business and (f) Guarantee Obligations with respect to Indebtedness and other liabilities otherwise permitted under the Indenture; and provided, further, that any Indebtedness of a Person (i) existing at the time such Person becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary or other entity or (ii) assumed by the Company or a Subsidiary in connection with the acquisition of all or a portion of the business of such Person, shall not be deemed to be Indebtedness created, incurred, assumed or guaranteed by a Restricted Subsidiary or otherwise deemed to be Indebtedness of a Restricted Subsidiary for the purposes of this covenant.

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6. Registered Form; Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of $1,000 principal amount and any multiple of $1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Trustee may require a Holder to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Pursuant to the Indenture, there shall be certain periods during which the Trustee may not be required to issue, register the transfer of or exchange any Note or certain portions of a Note.

7. Defaults and Remedies.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare all the Notes to be due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations provided in the Indenture, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

8. Amendment and Waiver.

The Indenture and this Note may be amended, or default thereunder may be waived, in accordance with provisions set forth in the Indenture.

9. Authentication.

This Note is not valid until the Trustee (or Authenticating Agent) signs the certificate of authentication on the other side of this Note.

10. Governing Law.

The laws of the State of New York shall govern this Note, without regard to conflicts of law principles thereof.

11. Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

The Company shall furnish a copy of the Indenture to any Holder upon written request and without charge.

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[FORM OF TRANSFER NOTICE]

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee) the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date:

Seller

By

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee:[5]

By
To be executed by an executive officer

[5]	Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Association Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF NOTES

The following exchanges of a part of this Registered Global Security for other Securities or a part of another Registered Global Security have been made:

Date of Exchange	Amount of decrease in principal amount of this Registered Global Security	Amount of increase in principal amount of this Registered Global Security	Principal amount of this Registered Global Security following such decrease (or increase)	Signature of authorized officer of Trustee